                                                                    Exhibit 23.2




               Consent of Ernst & Young LLP, Independent Auditors




The Board of Directors
Natural Alternatives International, Inc.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-00947 and 333-32828) pertaining to the 1994 Nonqualified Stock Option Plan, 1999 Omnibus Equity Incentive Plan and the 1999 Employee Stock Purchase Plan of Natural Alternatives International, Inc. of our report dated August 13, 2001, except the second paragraph of Note E, as to which the date is October 10, 2001, with respect to the consolidated financial statements and schedule of Natural Alternatives International, Inc. included in the Annual Report (Form 10-K) for the year ended June 30, 2001.





                                       /s/ Ernst & Young LLP


San Diego, CA
October 11, 2001